SHAREHOLDER LETTER
A message from our Chief Executive Officer

During 2015, we completed our 23rd full year as a public company. Over those 23 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 20.4%, with an average annual return on equity of 22.0%. We have done even better over the last 15 years: GAAP net income per share (diluted) has grown at a compounded annual rate of 25.9%, with an average annual return on equity of 26.1%.

Last year, GAAP net income per share (diluted) grew 19.8% to $14.28, with a return on equity of 35.4%.

BACKGROUND

Credit Acceptance was founded in 1972 by our current Chairman and significant shareholder, Don Foss. Don learned early in his career that many people who needed a vehicle were unable to acquire one because of their credit standing. Even more important, he realized that most people in this situation were misjudged by traditional lending sources, who assumed that the applicants’ less-than-perfect credit histories made them undeserving of a second chance. Don started Credit Acceptance to enable these individuals to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.

Our company is unique. We allow the dealer to finance any customer, regardless of his or her credit history. This gives the dealer the ability to sell a vehicle to a customer that, without us, the dealer wouldn’t be able to help. The incremental sale creates incremental profit for the dealer, and the potential for incremental repeat and referral business. Equally important, we allow the dealer to share in the cash flows from the loan. This is a critical element of our success, as it creates an alignment of interests. The dealer benefits if the customer is successful in repaying his loan and reestablishing his credit. Therefore, the dealer has an incentive to sell a vehicle that will last the term of the loan, and to help the customer after the sale if there are issues with the vehicle.

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Competitive cycles

We have gone through several cycles of competition. From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified. As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability. Following our initial public stock offering in 1992, we began to see more companies entering our market, and by 1995 we faced an unprecedented level of competition. Because we had not experienced high levels of competition previously, we were not prepared to operate successfully in this new environment. We put too much importance on loan volume and did not have the right tools in place to monitor the profitability of the loans we were originating. As a result, the loans we originated during this period produced a return less than our cost of capital. Our competitors fared much worse, however, and by 1997 most had exited our market. Although the results we produced during this period were unsatisfactory, we learned many valuable lessons that allowed us to navigate the next competitive cycle with much greater success.

That next cycle began in 2003. The environment became increasingly difficult as it became easier for competitors to obtain capital. The cycle came to a halt toward the end of 2007, when capital markets tightened.

In contrast to the unsatisfactory results we delivered during the first cycle, we produced very good ones during the 2003–2007 cycle. We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently. In addition, we gave a high priority to ensuring that we originated new loans with a large margin of safety, so that even if the loans did not perform as we expected, they would still very likely produce acceptable financial results.

As a result of the increasingly difficult competitive environment, and our reluctance to increase the money we advanced to dealers for the loans (since larger advances would have diminished our margin of safety), volume per dealer declined 41.7% from 2003 to 2007. In order to grow, we focused on increasing the number of active dealers. This strategy was successful—the number of active dealers in 2007 was triple the number in 2003, and GAAP net income per share (diluted) more than tripled, to $1.76 in 2007 from $0.57 in 2003.

When the cycle ended in late 2007, we were able to decrease the advance and write a significant volume of new loans at very high levels of per loan profitability. Although capital constraints did not allow us to write as much business in 2008–2009 as we would have liked, the improvements in per loan profitability allowed us to significantly improve our financial results in both of those years.

Starting in late 2009, we were able to complete a number of financing transactions that put us in position to increase unit volumes by 23.2% in 2010 and 30.2% in 2011, with per loan profitability near the high end of the historical range. This period of limited competition allowed us to produce very strong financial results—GAAP net income per share (diluted) grew to $7.07 in 2011 from $1.76 in 2007.

With interest rates low and capital widely available, we began to see competition return to the market in 2011. While unit volume growth remained strong in 2011, a pattern familiar from earlier cycles began to emerge. Competitors were willing to accept low returns on capital and operate with little margin of safety. As a result, our volume per dealer again began to decline. As we had done in the prior cycle, we focused on growing the number of active dealers. But we also recognized that this strategy would be more difficult than it had been in the previous cycle, since the number of active dealers had grown significantly since then. At the start of the previous cycle, in 2003, we had had only 950 active dealers. By 2011, the number had grown to 3,998. We knew that expanding the dealer base rapidly would be beyond our capability unless we significantly increased the size of our field sales team.

Whereas we had been modestly increasing the size of our sales team in each previous year, in 2011 we significantly accelerated this effort, increasing the number of field representatives to 225 in 2013 from 133 in 2011. We found it difficult to maintain productivity while rapidly increasing the size of our sales team, however. As a result, unit volume per sales representative fell 32.9% during 2012–2013. It was also difficult to hire the right people and so we experienced higher than normal levels of turnover. In 2013, we stopped expanding the sales team and began to focus on improving its quality. To reduce turnover, we improved our hiring and training processes and adjusted our compensation plans. The changes had the desired impact, and unit volume per sales representative improved, by 9.2% in 2014 and 27.1% in 2015.

Although this current competitive cycle has not yet ended, so far our strategy has again produced impressive results. While volume per dealer declined 26.1% from 2011 to 2015, the number of active dealers grew 126.7%. During this same period, we were able to produce strong returns on capital, maintain a large margin of safety and grow our loan volume by 67.5%. In spite of an increasingly difficult environment, GAAP net income per share (diluted) grew to $14.28 in 2015 from $7.07 in 2011.

In last year’s letter, I expressed caution about our near-term prospects as long as capital continues to be available to our industry. While our results this past year exceeded my expectations, as long as the current cycle continues, it will be challenging to grow profits at the same rate we did in 2015. With a larger number of active dealers, it will be increasingly difficult to grow the active dealer count rapidly enough to offset the impact of competition on volume per dealer. Given the history of our market, we don’t expect this current cycle to last forever. Until it ends, we will continue to apply the lessons we have learned to navigate this period successfully.

Economic cycles

Economic cycles affect our business as well. Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets make it more difficult to access the capital we need to fund our business.

From 1972 through 1991, the Company experienced two significant increases in the unemployment rate. The first occurred in 1974–1975 and the second in 1980–1982. However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.

We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997). The period from 1991 through April of 2008 was a time of relatively stable unemployment levels. The only significant increase in unemployment rates occurred in 2001. But that was a year in which we made major changes to our origination systems and loan programs that made it harder for us to draw clear conclusions from what we observed. As a result, prior to the most recent economic downturn, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio. One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect. However, that conclusion was far from certain.

The most recent financial crisis began to unfold in 2007. Adding to the challenge was the fact that 2007 was also a period of intense competition within our industry. During 2007, we had to compete for new loan originations with an increasing number of companies that were willing to accept low returns and operate with lenient underwriting standards. Then the economic downturn began. From April 2008 through October 2009, the national unemployment rate increased from 5.0% to 10.0%. This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model, one that would confirm either our views or the views of skeptics. We believe that our financial results during the financial crisis demonstrate that we passed the test with flying colors. GAAP net income per share (diluted) rose 22.7% in 2008 and 113.9% in 2009.

We did experience deterioration in our loan performance, but it was modest. In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. Because our competitors generally target low levels of per loan profitability and use debt much more extensively than we do, any adverse change in the economic environment is likely to have a much more damaging impact on their results than on ours. The current economic environment is relatively stable but this state won’t last forever. When the next downturn arrives, we believe our results will likely mirror those we produced during the financial crisis. Our existing loan portfolio will likely experience modestly worse performance, but we will have a greater ability to write new loans at high levels of profitability.

Access to capital

Besides impacting loan performance, the financial crisis made it more difficult to access capital. The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009. During 2008, we had enough success obtaining capital to be able to originate $786.4 million in new loans, an increase of 14.1% from 2007.

The capital markets became less accessible as 2008 progressed, however. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008. During 2009, we continued to slow originations based on the capital we had available. We originated $619.4 million of new loans, 21.2% less than in 2008. While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

Our access to capital improved at the end of 2009, and since that time capital has been readily available. While easy access to capital will not last forever, we believe we are well positioned should capital become more difficult to obtain. Since 2009, we have taken several steps to improve our position: We have (1) completed four offerings of senior notes, two series of which are currently outstanding and which provide us with $550.0 million of long-term debt capital; (2) lengthened the terms of our asset-backed financings; (3) increased our revolving credit facilities from $540.0 million at the end of 2009 to $960.0 million currently; and (4) lengthened the terms of these facilities so the earliest date they mature is July 2017. We maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times: As of the date of this letter, we have over $800.0 million of such unused capacity.

Lengthening the term of our debt facilities, issuing higher-cost long-term debt and keeping available a significant portion of our revolving credit facilities increase our funding costs and reduce short-term profitability. However, these steps greatly improve our ability to fund new loans should capital markets become inaccessible. While we were able to produce outstanding results during the financial crisis, we believe the steps we have taken will allow us to do even better should a similar crisis occur in the future.

GAAP RESULTS

The table below summarizes our GAAP results for 1992–2015:

	GAAP net income per share (diluted)	Year-to-year change in GAAP net income per share	Return on equity[1]
1992	$0.20		24.1%
1993	$0.29	45.0%	25.6%
1994	$0.49	69.0%	31.5%
1995	$0.68	38.8%	21.5%
1996	$0.89	30.9%	18.7%
1997	$0.03	-96.6%	0.6%
1998	$0.53	1,666.7%	9.5%
1999	$(0.27)	-150.9%	-3.9%
2000	$0.51	—	9.1%
2001	$0.57	11.8%	9.1%
2002	$0.69	21.1%	10.1%
2003	$0.57	-17.4%	7.5%
2004	$1.40	145.6%	18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%

Compound annual growth rate 1992–2015		20.4%

1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

GAAP net income per share (diluted) increased 19.8% in 2015. Since 1992, GAAP net income per share (diluted) has grown at an annual compounded rate of 20.4%.

ADJUSTED RESULTS

Our reported financial results include both GAAP and adjusted numbers. Historically, to arrive at the latter, we have adjusted the GAAP results to normalize tax rates, eliminate non-recurring expenses and eliminate discontinued operations. For simplicity, I have excluded these adjustments from prior-year letters. However, there are three other adjustments which I have previously discussed: (1) a floating yield adjustment, (2) a program fee yield adjustment, and (3) a senior notes adjustment. These are explained below:

Floating yield adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.

Credit Acceptance is an indirect lender, which means that the loans are originated by an automobile dealer and immediately assigned to us. We compensate the automobile dealer for the loan through two types of payments. The first payment is made at the time of origination. The remaining compensation is paid over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we will recognize over the life of the loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we will recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis. That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage. Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.

Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows. The expected cash flows from a loan portfolio are not known with certainty. Instead, they are estimated. From an economic standpoint, if forecasted cash flows from one loan pool increase by $1,000 and forecasted cash flows from another loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred. GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period (recorded as a provision for credit losses), and to record the $1,000 favorable change as income over the remaining life of the loan pool.

For those relying on our GAAP financial statements, this disparate treatment has the effect of understating net income in the current period, and overstating it in future periods.

The floating yield adjustment reverses the GAAP-caused distortion by treating both favorable and unfavorable changes in expected cash flows consistently. That is, both types of changes are treated as adjustments to our loan yield over time. In addition, the floating yield adjustment has the benefit of simplifying our adjusted1 financial results by eliminating the provision for credit losses, which is both volatile and not well understood by many investors.

1The adjusted financial results can be derived from the data in our press releases.

Program fee yield adjustment

The purpose of this adjustment is to make the results for program fee revenue comparable across time periods. In 2001, the Company had begun charging dealers a monthly program fee. In accordance with GAAP, this fee was being recorded as revenue in the month the fee was charged. However, based on feedback from field sales personnel and dealers, the Company concluded that structuring the fee in this way was contributing to increased dealer attrition. To address the problem, the Company changed its method for collecting these fees.

As of January 1, 2007, the Company began to take the program fee out of future dealer holdback payments instead of collecting it in the current period. The change reduced per loan profitability, since cash that previously was collected immediately is now collected over time. In addition, the change required us to modify our GAAP accounting method for program fees. Starting January 1, 2007, the Company began to record program fees for GAAP purposes as an adjustment to the loan yield, effectively recognizing the fees over the term of the dealer loan. This revised GAAP treatment is more consistent with the cash economics. To allow for proper comparisons, the program fee adjustment applies the revised GAAP treatment to all pre-2007 periods. (Starting in 2012, this adjustment is no longer required since all pre-2007 program fees have now been fully recognized.)

Senior notes adjustment

On January 22, 2014, we issued $300 million of 6.125% senior notes due 2021 (the “2021 notes”). On February 21, 2014, we used the net proceeds from the 2021 notes, together with borrowings under our revolving credit facilities, to redeem in full the $350 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 notes”).

Under GAAP, the redemption of the 2017 notes was considered an extinguishment of debt. For the quarter ended March 31, 2014, our GAAP financial results included a pre-tax loss of $21.8 million on extinguishment of debt. In addition, the quarter included $1.4 million of additional interest expense caused by a one-month lag from the issuance of the 2021 notes to the redemption of the 2017 notes. These two items collectively reduced 2014 consolidated net income by $14.6 million, or $0.62 per diluted share.

Under our non-GAAP approach, we deferred the two items as debt-issuance costs, and are recognizing them ratably as interest expense over the term of the 2021 notes. The non-GAAP approach records the net benefit of the refinancing—i.e., the lower interest cost of the 2021 notes less the cost of paying off the 2017 notes early—over the period the new notes will be outstanding.

The following tables show net income and net income per share (diluted) for 2001–2015 after the three adjustments:

($ in millions)
	GAAP net income	Floating yield adjustment	Program fee adjustment[1]	Senior notes adjustment	Adjusted net income[2]	Year-to-year change
2001	$24.7	$1.2	$(1.1)	$—	$24.8
2002	$29.8	$2.8	$(2.2)	$—	$30.4	22.5%
2003	$24.7	$1.4	$(2.1)	$—	$24.0	-21.2%
2004	$57.3	$(0.1)	$(1.0)	$—	$56.2	134.4%
2005	$72.6	$(2.2)	$(2.1)	$—	$68.3	21.5%
2006	$58.6	$0.4	$(2.8)	$—	$56.2	-17.6%
2007	$54.9	$3.6	$5.0	$—	$63.5	12.8%
2008	$67.2	$13.1	$2.0	$—	$82.3	29.7%
2009	$146.3	$(19.6)	$0.8	$—	$127.5	54.9%
2010	$170.1	$0.5	$0.3	$—	$170.9	34.0%
2011	$188.0	$7.1	$0.3	$—	$195.4	14.4%
2012	$219.7	$—	$—	$—	$219.7	12.4%
2013	$253.1	$(2.5)	$—	$—	$250.6	14.1%
2014	$266.2	$(6.0)	$—	$12.5	$272.7	8.8%
2015	$299.7	$12.9	$—	$(2.0)	$310.6	13.9%

Compound annual growth rate 2001–2015						19.8%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Program fee adjustment per share (diluted)[1]	Senior notes adjustment per share (diluted)	Adjusted net income per share (diluted)[2]	Year-to-year change
2001	$0.57	$0.03	$(0.03)	$—	$0.57
2002	$0.69	$0.06	$(0.05)	$—	$0.70	22.8%
2003	$0.57	$0.03	$(0.05)	$—	$0.55	-21.4%
2004	$1.40	$—	$(0.03)	$—	$1.37	149.1%
2005	$1.85	$(0.06)	$(0.05)	$—	$1.74	27.0%
2006	$1.66	$0.01	$(0.08)	$—	$1.59	-8.6%
2007	$1.76	$0.11	$0.16	$—	$2.03	27.7%
2008	$2.16	$0.42	$0.07	$—	$2.65	30.5%
2009	$4.62	$(0.62)	$0.03	$—	$4.03	52.1%
2010	$5.67	$0.02	$0.01	$—	$5.70	41.4%
2011	$7.07	$0.26	$0.01	$—	$7.34	28.8%
2012	$8.58	$—	$—	$—	$8.58	16.9%
2013	$10.54	$(0.11)	$—	$—	$10.43	21.6%
2014	$11.92	$(0.27)	$—	$0.56	$12.21	17.1%
2015	$14.28	$0.62	$—	$(0.10)	$14.80	21.2%

Compound annual growth rate 2001–2015						26.2%

1The program fee adjustment was concluded in 2011.

2The adjusted net income and adjusted net income per share (diluted) results and year-to-year changes shown in the tables differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from the tables for simplicity.

As the second table shows, adjusted net income per share (diluted) increased 21.2% in 2015. Over the full 15-year period, adjusted net income per share (diluted) increased at an annual compounded rate of 26.2%. While this compounded rate is very similar to the one for GAAP net income per share (25.9%), in certain years the adjustments led to significant differences between GAAP and adjusted results.

The program fee adjustment had a significant impact in 2007, while the floating yield adjustment had a significant impact in 2008 and 2009. During 2008, we reduced our expectations for loan performance, causing GAAP net income to be less than adjusted net income (since GAAP requires decreases in expected cash flows to be recorded as an expense in the current period). Then, as 2009 progressed, it became clear that we had reduced our expectations by too much in 2008, so in 2009 we reversed a portion of the expense. In addition, the new loans we wrote in 2009 performed better than we expected.

The effect of better-than-expected results was to make GAAP net income in 2009 considerably higher than adjusted net income—the opposite of the relationship seen in 2008. When the two years are combined, the GAAP result is very similar to the adjusted result; however, when 2008 and 2009 are viewed separately, we believe that the adjusted results more accurately reflect our performance in each year.

In 2015, the floating yield adjustment increased adjusted net income per share by $0.62, or 4.3%. A comparison of our GAAP and adjusted results in 2015 illustrates why we think adjusted results are a more accurate representation of our business performance. In my explanation above of the floating yield adjustment, I used an example where the estimated cash flows from one dealer pool increase by $1,000 and those from another pool decrease by the same amount. If this occurs, GAAP requires a $1,000 provision expense to be recorded in the current period even though our economic position is unchanged.

This example is very similar to what occurred in 2015. Approximately 41.0% of our dealer pools experienced an unfavorable change in cash flow estimates during 2015, totaling $40.7 million, while the remaining 59.0% experienced a favorable change, totaling $44.3 million. The net impact of these changes was an increase in our expected cash flows of $3.6 million. This favorable change represents additional revenue that we expect to realize over time through cash collections on our loan portfolio. Our adjusted results record this additional revenue in a logical and straightforward manner—over the life of the expected cash flows at a constant yield. In contrast, our GAAP results, through the asymmetrical treatment of individual loan pools, reflect this overall favorable change by recording a current-period provision expense of $41.8 million.

Over time, our cumulative earnings will be the same, regardless of which accounting method is used. The floating yield adjustment which caused adjusted results to exceed GAAP results in 2015 will have the opposite impact at some point in the future. This pattern can be seen most recently for the 2011–2014 period. In 2011, the floating yield adjustment caused adjusted results to exceed GAAP results. As our loan growth slowed, the floating yield adjustment caused GAAP results to exceed adjusted results in 2013 and 2014.

ECONOMIC PROFIT

We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the three adjustments discussed above, Economic Profit differs from GAAP net income in one other important respect: Economic Profit includes a cost for equity capital.

The following table summarizes Economic Profit for 2001–2015:

($ in millions)	Adjusted net income	Imputed cost of equity[1]	Economic Profit	Year-to-year change
2001	$24.8	$(29.6)	$(4.8)
2002	$30.4	$(35.5)	$(5.1)	—
2003	$24.0	$(34.7)	$(10.7)	—
2004	$56.2	$(34.4)	$21.8	—
2005	$68.3	$(34.5)	$33.8	55.0%
2006	$56.2	$(29.6)	$26.6	-21.3%
2007	$63.5	$(27.3)	$36.2	36.1%
2008	$82.3	$(35.7)	$46.6	28.7%
2009	$127.5	$(46.0)	$81.5	74.9%
2010	$170.9	$(47.8)	$123.1	51.0%
2011	$195.4	$(51.1)	$144.3	17.2%
2012	$219.7	$(56.7)	$163.0	13.0%
2013	$250.6	$(75.2)	$175.4	7.6%
2014	$272.7	$(87.8)	$184.9	5.4%
2015	$310.6	$(92.9)	$217.7	17.7%

Economic Profit improved 17.7%2 in 2015, to $217.7 million from $184.9 million in 2014. In 2001, Economic Profit had been a negative $4.8 million.

1We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year treasury rate + 5%) + [(1 - tax rate) x (the average 30-year treasury rate + 5% - pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)]}.

2The improvement in Economic Profit reported in the Company’s 2015 year-end earnings release is 17.6%, as the earnings release reflects a normalized tax rate for each period, an adjustment that is omitted from this letter for simplicity.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas for the last 15 years1:

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2001	$469.9	7.4%	8.4%	-1.0%
2002	$462.0	7.7%	8.9%	-1.2%
2003	$437.5	6.6%	9.0%	-2.4%
2004	$483.7	13.1%	8.6%	4.5%
2005	$523.4	14.7%	8.3%	6.4%
2006	$548.5	12.9%	8.1%	4.8%
2007	$710.1	12.1%	7.0%	5.1%
2008	$975.0	11.2%	6.4%	4.8%
2009	$998.7	14.9%	6.7%	8.2%
2010	$1,074.2	18.7%	7.2%	11.5%
2011	$1,371.1	16.9%	6.4%	10.5%
2012	$1,742.8	14.9%	5.5%	9.4%
2013	$2,049.2	14.2%	5.7%	8.5%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%

Compound annual growth rate 2001–2015	13.7%

1See Exhibit A for a reconciliation of the above adjusted financial measures to the most directly comparable GAAP financial measures.

As the table shows, we earned less than our cost of capital in 2001, 2002 and 2003. Although we were making steady progress in improving per loan profitability during this period, we were forced to reduce originations in 2002 due to capital constraints, and we recorded a $7.2 million (after-tax) impairment expense in 2003 related to the liquidation of our United Kingdom operation. Both of these actions negatively impacted the reported results.

In each year from 2004 through 2015, Economic Profit was positive, and in each of those years except 2006, Economic Profit improved. The 2006 decline in Economic Profit was due to two factors: a $7.0 million (after-tax) charge related to the settlement of litigation that had arisen from an activity occurring 10 years prior; and a $4.4 million after-tax gain from discontinued operations recorded in 2005. In certain years (2007–2008, 2011–2015), Economic Profit improved mainly as a result of our growing the adjusted amount of capital invested. In other years (2004, 2009 and 2010), the driver was mainly an increase in the adjusted return on capital. In 2005, we combined modest growth in invested capital with a higher return on capital. That was also the case in 2006, since after adjustment for the $7.0 million and $4.4 million unusual items mentioned above, the return on capital in 2006 was higher than in 2005.

There are several trends worth mentioning. First, we have grown adjusted average capital each year since 2003. The growth has been due to an increase in the number of dealers using our program partially offset by a general decline in the volume per dealer. We discuss this in more detail later in this letter.

Second, while the return on capital has been volatile, expenses as a percentage of capital have declined for eight of the last nine years, from 15.0% in 2006 to 7.1% in 2015. We expect this trend to continue as long as we grow, due to the fixed nature of a portion of our expenses. The volatility in the return on capital is due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay to the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Finally, a disproportionate amount of the improvement in Economic Profit occurred in a two-year period (2009–2010) during which competition was weakened as a result of the financial crisis. Since 2001, Economic Profit has improved by $222.5 million. Of that gain, 34.4% was added in just those two years.

In 2011–2014, Economic Profit continued to grow, but the rate of growth slowed each year, dropping from a 17.2% increase in 2011 to a 5.4% increase in 2014. In each year, average capital invested grew, but also at a progressively slower rate. Meanwhile, the spread between the return on capital and the weighted average cost of capital narrowed in each of those years. We attribute the slower rate of growth in Economic Profit to the combination of a more challenging competitive environment and the difficulty of growing a larger capital base at the same rate.

Given the trend’s causes, it would have been reasonable to expect it to continue in 2015. However, the trend reversed last year. Economic Profit grew by 17.7% as average capital invested grew 21.1% and the spread between return on capital and cost of capital decreased by only 20 basis points (2.5%). Although the competitive environment continued to be difficult, the progress we made in expanding the field sales force and improving its quality was enough to offset the impact of the difficult environment.

LOAN PERFORMANCE

One of the most important variables determining our financial success is loan performance. The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the advance we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the amount of the down payment received from the customer or the initial loan term. We developed our first credit scorecard in 1998, and have revised it several times since then. An accurate credit scorecard allows us to properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, as we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.

The following table compares, for each of the last 15 years, our most current forecast of loan performance with our initial forecast:

	December 31, 2015 forecast	Initial forecast	Variance
2001	67.3%	70.4%	-3.1%
2002	70.4%	67.9%	2.5%
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	—%
2005	73.6%	74.0%	-0.4%
2006	70.1%	71.4%	-1.3%
2007	68.1%	70.7%	-2.6%
2008	70.3%	69.7%	0.6%
2009	79.4%	71.9%	7.5%
2010	77.4%	73.6%	3.8%
2011	74.2%	72.5%	1.7%
2012	73.2%	71.4%	1.8%
2013	73.4%	72.0%	1.4%
2014	72.6%	71.8%	0.8%
2015	67.8%	67.7%	0.1%

Average[1]	72.2%	71.1%	1.1%
1Calculated using a weighted average based on loan origination dollars.

Loan performance can be explained by a combination of internal and external factors. Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection as it relates to our market refers to an inverse correlation between the accuracy of an empirical scorecard and the number of lenders that are competing for the loan. Said another way, without any competition it is relatively easy to build a scorecard which accurately assesses the probability of payment based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 15-year period shown in the table above, our loans have performed on average 110 basis points better than our initial forecasts. Loans originated in four of the 15 years (2001, 2005, 2006 and 2007) have yielded actual collection results worse than our initial estimates.

We attribute the unfavorable variance of 310 basis points in 2001 to major changes we implemented that year in our origination systems and loan programs as well as a new collection system we implemented the following year. While loan performance was worse than expected, the changes we made, including establishing an Internet-based origination system and the ability to offer longer loan terms, were ultimately a very important part of our success in subsequent years.

Loans originated in 2005, 2006 and 2007 performed worse than our initial forecasts by 40, 130 and 260 basis points, respectively. Since these loans were made in a highly competitive period and serviced during a severe economic downturn, this result is not surprising. What is noteworthy, however, is that the underperformance was modest. To put the underperformance in perspective, we estimate that a 100-basis-point change in our collection forecast impacts the return on capital by 30-50 basis points. As a result, loans originated during this period were still very profitable, even though they performed worse than we had forecast.

Loans originated in the other 11 years shown in the table, including those originated in each of the last eight years, have performed better than our initial forecasts. The performance of loans originated in 2009 and 2010 exceeded our initial forecasts by 750 and 380 basis points, respectively. These large positive variances were due to reductions we made in our initial forecasts during this period based on our concerns about how the economic environment might impact loan performance. In retrospect, our adjustments were too large, and the loans originated during those two years performed better than we had forecast. It is instructive that our largest forecasting errors over the past 15 years have occurred because we were too pessimistic about loan performance, not because we were too optimistic—a result which we do not believe is typical in our industry.

The most recent forecast for loans originated in 2011, 2012 and 2013 exceeded our initial forecasts by 170, 180 and 140 basis points, respectively. Since competition intensified during this period, we expected adverse selection to negatively impact loan performance. The consistent, positive results we achieved during this period exceeded our expectations. Loans originated in 2014 and 2015 have performed better than our initial forecast, but the amount of the positive variance has declined from the prior three years. The most recent forecast for loans originated in 2014 is exceeding our initial forecast by 80 basis points, while for 2015 loans, the latest forecast is exceeding the initial one by only 10 basis points. That our most recent loans are still exceeding our initial estimates, during an extended period of intense competition, is a result that we view as favorable. However, the declining trend over the past three years is one we are watching closely.

We understand that an extended period of intense competition makes achieving consistent loan performance more challenging, but believe we are well prepared if loan performance begins to lag our initial forecasts. First, as mentioned above, the current returns on capital we expect to earn on new originations are well above our weighted average cost of capital. This makes it likely that the loans we are originating will be profitable, even if they perform worse than expected. Second, we have processes in place to monitor loan performance and to let us react to adverse trends in a timely manner. Finally, because the dealer shares in the risk of the transaction, a significant portion of any collection shortfall is absorbed by the dealer through a reduction in its share of the cash flows.

UNIT VOLUME

The following table summarizes unit volume growth for 2001–2015:

	Unit volume	Year-to-year change
2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%

Compound annual growth rate 2001 – 2015		11.9%

In 2015, unit volumes grew 33.2%. Since 2001, unit volumes have grown at an annual compounded rate of 11.9%.

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables from 2001 to 2015:

	Active dealers	Year-to-year change	Volume per dealer	Year-to-year change
2001	1,180		52.5
2002	843	-28.6%	59.1	12.6%
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%

As the table shows, the gain in unit volumes over the 15-year period has resulted from an increase in the number of active dealers partially offset by a reduction in volume per dealer.

We have grown the number of active dealers in 12 of the last 14 years. In 2002 and 2009, the number of active dealers decreased, as capital constraints required us to restrict the number of new dealer enrollments. In 2015, the number of active dealers grew by 25.1%, a result that exceeded our expectations. Two factors had made us anticipate a lower growth rate: First, increased competition makes it more difficult to enroll new dealers and more difficult to retain those who have already enrolled, since they have more alternatives to choose from. Second, as the number of active dealers increases, it becomes harder to grow at the same rate. The first factor will continue to challenge us until the competitive environment improves, but we do expect that improvement to occur at some point. But the second factor, the difficulty of maintaining the same growth rate as the base gets larger, is a challenge that will only increase with time.

After peaking in 2003 at 64.7 loans, volume per dealer has declined in nine of the last 12 years. This decline reflects the challenge of achieving the same productivity per dealer as the number of active dealers increases. In three of the last 12 years, however, volume per dealer has increased. In 2010 and 2011, volume per dealer increased as competitors were forced to reduce originations or exit the market entirely due to the impact of the financial crisis on their business. Volume per dealer again rose in 2015, a result we did not expect to see as long as capital continued to be available to fund our competitors. We believe the improvement in volume per dealer was due largely to our success in increasing the size of our sales team and improving its quality. In addition, we made several enhancements to our product, including offering longer loan terms and implementing an electronic contracting solution. The latter greatly simplifies the origination process for our dealers and enables us to fund our dealers more rapidly.

The impact of the competitive environment on unit volume last year is hard to assess with certainty. The overall number of auto finance transactions in our market increased in 2015, which typically indicates a more difficult environment. Based on this, and on anecdotal evidence accumulated from the field, our best guess is that the competitive market got modestly more difficult in 2015, but the deterioration was less severe than in the prior two years. That, we believe, is what allowed the improvements we made to generate a positive result. We are pleased with our progress in 2015, but given the longer-term trend in volume per dealer, we believe it would be unrealistic to expect future improvements to occur until the competitive environment improves.

SHAREHOLDER DISTRIBUTIONS

Like any profitable business, we generate cash. Historically, we have used this cash to fund originations growth, repay debt or fund share repurchases.

We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, repurchasing shares enables shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase.) A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 32.3 million shares at a total cost of $1.4 billion. In 2015, we repurchased approximately 470,000 shares at a total cost of $86.5 million.

Although our first priority is to ensure we have enough capital to fund new loan originations, to the extent we have excess capital we intend to continue to return it to shareholders as we have in the past.

KEY SUCCESS FACTORS

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.

Our core product has remained essentially unchanged for 43 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that a significant number of individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of thousands of people.

However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:

•
We have developed the ability to offer financing for consumers, regardless of their credit history, while maintaining an appropriate return on capital. It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

•
We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and produced poor financial results. Approximately 45% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•
We have learned how to develop relationships with dealers that are profitable. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments.

•
We have developed a much more complete program for helping dealers serve this segment of the market. Over the years, many dealers have been overwhelmed by the work required to be successful in our program. Many dealers have quit, telling us the additional profits generated from our program were not worth the effort. We have continually worked to provide solutions for the many obstacles that our dealers encounter. It is impossible to quantify the impact of these initiatives on our loan volume because of the changing external environment. However, anecdotal evidence suggests our efforts have been worthwhile. We believe that continuing to make our program easier for dealers will likely produce additional benefits in the future.

•
We have developed a strong management team. Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business. Our senior management team, consisting of 23 individuals, averages 14 years of experience with our company. While we have added talent selectively over the past few years, the experience of our team is a key advantage. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•
We have strengthened our focus on our core business. At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•
We have developed a unique software application, CAPS, for originating auto loans. Traditional indirect lending is inefficient. Many traditional lenders take one to four hours to process a loan application, and they decline most of the applications they process. We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week. In addition, our CAPS system makes our program easier for dealers to use, and allows us to deploy much more precise risk-adjusted pricing.

•	We have developed a high-quality field sales force. Our sales team provides real value to our dealers. Team members act as consultants as we teach dealers how to successfully serve our market segment.

•
We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealers, and ensuring the loans we originate meet our standards. We measure both loan compliance and dealer satisfaction each month to assess our performance, and use these measures to make adjustments when necessary.

•
We are well positioned from a capital perspective. As mentioned above, we maintain diverse funding sources, have lengthened the term of our debt facilities and maintain substantial unused and available credit lines. Our capital structure remains conservative and our lending relationships, which we have developed over a long period of time, remain strong. We believe our lenders were impressed with our performance during the financial crisis, and their confidence in our company was enhanced as a result. Our goal is to be a consistent funding source for our customers and dealers, in good times and bad, and we believe our access to capital will be a competitive advantage in that effort.

•
We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment and providing the technology and processes required for operational excellence. These efforts make a difference. Recently, we were named to Fortune magazine’s 2016 list of 100 Best Companies to Work For. This is the third year in a row that we have received this honor. We rank #27 on the list, the highest ranking we have achieved.

A FINAL NOTE

We operate in a highly competitive industry and start at a disadvantage. We compete with banks that have a significant cost-of-funds advantage through low-cost deposits. We compete with much larger companies that have an advantage due to economies of scale. And we compete with credit unions that aren’t required to earn a profit. In spite of these disadvantages, we have produced outstanding results over a long period of time. The primary reason for our success is our people and the culture they have created. Our team members are proud of the product we offer and the positive impact we make on the lives of our customers. Thousands of people have been able to purchase a vehicle, reestablish their credit and move their lives in a positive direction as a result of our team members’ efforts. I am grateful for this remarkable group of people and proud of their many accomplishments.

Brett A. Roberts
Chief Executive Officer

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” beginning on page 39 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

EXHIBIT A

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

($ in millions)
	GAAP net income	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted net income[1]	Imputed cost of equity	Economic Profit
2001	$24.7	$1.2	$(1.1)	$—	$24.8	$(29.6)	$(4.8)
2002	$29.8	$2.8	$(2.2)	$—	$30.4	$(35.5)	$(5.1)
2003	$24.7	$1.4	$(2.1)	$—	$24.0	$(34.7)	$(10.7)
2004	$57.3	$(0.1)	$(1.0)	$—	$56.2	$(34.4)	$21.8
2005	$72.6	$(2.2)	$(2.1)	$—	$68.3	$(34.5)	$33.8
2006	$58.6	$0.4	$(2.8)	$—	$56.2	$(29.6)	$26.6
2007	$54.9	$3.6	$5.0	$—	$63.5	$(27.3)	$36.2
2008	$67.2	$13.1	$2.0	$—	$82.3	$(35.7)	$46.6
2009	$146.3	$(19.6)	$0.8	$—	$127.5	$(46.0)	$81.5
2010	$170.1	$0.5	$0.3	$—	$170.9	$(47.8)	$123.1
2011	$188.0	$7.1	$0.3	$—	$195.4	$(51.1)	$144.3
2012	$219.7	$—	$—	$—	$219.7	$(56.7)	$163.0
2013	$253.1	$(2.5)	$—	$—	$250.6	$(75.2)	$175.4
2014	$266.2	$(6.0)	$—	$12.5	$272.7	$(87.8)	$184.9
2015	$299.7	$12.9	$—	$(2.0)	$310.6	$(92.9)	$217.7

1The adjusted net income results differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from this table for simplicity.

($ in millions)
	GAAP average capital invested[2]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted average capital invested
2001	$466.8	$3.4	$(0.3)	$—	$469.9
2002	$457.6	$5.8	$(1.4)	$—	$462.0
2003	$432.0	$7.9	$(2.4)	$—	$437.5
2004	$478.3	$8.7	$(3.3)	$—	$483.7
2005	$520.4	$7.5	$(4.5)	$—	$523.4
2006	$550.0	$5.5	$(7.0)	$—	$548.5
2007	$707.8	$8.2	$(5.9)	$—	$710.1
2008	$963.6	$13.8	$(2.4)	$—	$975.0
2009	$986.5	$13.2	$(1.0)	$—	$998.7
2010	$1,069.5	$5.2	$(0.5)	$—	$1,074.2
2011	$1,362.0	$9.4	$(0.3)	$—	$1,371.1
2012	$1,731.7	$11.1	$—	$—	$1,742.8
2013	$2,039.3	$9.9	$—	$—	$2,049.2
2014	$2,338.4	$6.7	$—	$(7.0)	$2,338.1
2015	$2,810.2	$7.0	$—	$14.7	$2,831.9

2Average capital invested is defined as average debt plus average shareholders’ equity.

	GAAP return on capital[3]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted return on capital
2001	7.4%	0.2%	-0.2%	0.0%	7.4%
2002	7.7%	0.5%	-0.4%	0.0%	7.7%
2003	6.8%	0.2%	-0.4%	0.0%	6.6%
2004	13.5%	-0.3%	-0.1%	0.0%	13.1%
2005	15.6%	-0.6%	-0.3%	0.0%	14.7%
2006	13.3%	-0.1%	-0.3%	0.0%	12.9%
2007	11.0%	0.4%	0.8%	0.0%	12.1%
2008	9.8%	1.2%	0.2%	0.0%	11.2%
2009	16.9%	-2.2%	0.1%	0.0%	14.9%
2010	18.7%	0.0%	0.0%	0.0%	18.7%
2011	16.5%	0.4%	0.0%	0.0%	16.9%
2012	15.0%	-0.1%	0.0%	0.0%	14.9%
2013	14.4%	-0.2%	0.0%	0.0%	14.2%
2014	13.0%	-0.3%	0.0%	0.5%	13.2%
2015	12.4%	0.4%	0.0%	-0.1%	12.7%

3Return on capital is defined as net income plus interest expense after-tax divided by average capital.

	GAAP weighted average cost of capital[4]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted weighted average cost of capital[5]
2001	8.4%	0.0%	0.0%	0.0%	8.4%
2002	8.8%	0.0%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	8.6%
2005	8.2%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	6.7%
2010	7.2%	0.0%	0.0%	0.0%	7.2%
2011	6.4%	0.0%	0.0%	0.0%	6.4%
2012	5.5%	0.0%	0.0%	0.0%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	5.0%

4The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)].

5The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

NOTE: Amounts may not recalculate due to rounding.